UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 0-15669
                                                -------

                           ML-LEE ACQUISITION FUND, L.P.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                       2 World Financial Center, 14th Floor
                             New York, NY 10281-6114
                            Telephone: (212) 236-6576
          -----------------------------------------------------------------
                (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                       Units of Limited Partnership Interest
                 --------------------------------------------------------
                 (Title of each class of securities covered by this Form)

                                       None
                     ------------------------------------------
                     (Titles of all other classes of securities
                          for which a duty to file reports
                        under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)  [X]
          Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: None
      ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 ML-Lee Acquisition Fund, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 30, 2001                       ML-Lee Acquisition Fund, L.P.

                                             By: Mezzanine Investments, L.P.
                                                 Managing General Partner

                                             By: ML Mezzanine Inc.
                                                 its General Partner

                                             By: /s/Kevin T. Seltzer
                                                 --------------------
                                                 Kevin T. Seltzer
                                                 Vice President and Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.